Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Scorpio Tankers Inc. of our report dated March 21, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Scorpio Tankers Inc.'s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers Audit
Neuilly-sur-Seine, France
March 21, 2025